Exhibit 10.1

AMENDMENT NO. 6 TO MASTER REPURCHASE AGREEMENT

Dated as of June 29, 2011

Between:

HOME LOAN CENTER, INC., as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.                                      This Amendment

The Parties agree hereby to amend the Master Repurchase Agreement dated October 30, 2009 between them (the “Original MRA”, as amended by Letter Agreement dated November 27, 2009, Amendment No. 1 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 2 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 3 to Master Repurchase Agreement dated July 22, 2010, Amendment No. 4 to Master Repurchase Agreement dated October 29, 2010, Amendment No. 5 to Master Repurchase Agreement dated March 31, 2011 and as further supplemented, amended or restated from time to time, the “MRA”) to provide for certain changes to the MRA on the terms and conditions set forth herein, and they hereby amend the MRA as follows.

All capitalized terms used in the MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there.

The Paragraphs of this Amendment are numbered to correspond with the numbers of the Paragraphs in the MRA amended hereby and are accordingly often nonsequential.

2.                                      Definitions; Interpretation

A.            The following additional definition is hereby added to Paragraph 2(a) of the MRA, in alphabetical order:

“Discover Financial Transaction” means the sale by Seller of substantially all of the operating and related assets of Seller (other than Mortgage Assets, which are the property of Buyer subject to Seller’s absolute obligation to repurchase them pursuant to the terms of this Agreement) to Discover Bank on substantially the same terms as set forth in that certain Asset Purchase Agreement by and among Tree.com, Inc., Home Loan Center, Inc., LendingTree, LLC, HLC Escrow, Inc. and Discover Bank dated May 12, 2011 (as last presented to Buyer prior to the date of Amendment No. 6 to this Agreement).

B.            The definition of “Aged Loan” is hereby deleted from Paragraph 2(a) of the MRA.  Aged Loans (as defined in such deleted definition) shall no longer be deemed Eligible Mortgage Loans.

C.            The definition of “Eligible Mortgage Loan” in Paragraph 2(a) of the MRA is hereby amended to (1) replace clause (v) thereof with clause (v) below and (2) replace clause (xxv) thereof with clause (xxv) below:

(v)           that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Conventional Conforming Loan	45
Government Loan that is not an RHS Loan	45
RHS Loan	45
CL Jumbo Loan	15

(xxv)        Intentionally Omitted;

D.            The definition of “Repurchase Date” in Paragraph 2(a) of the MRA is hereby amended in its entirety to read as follows:

“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase from Buyer the Purchased Mortgage Loans that are subject to that Transaction.  The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the Confirmation, (ii) for Transactions to be terminable on demand, the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date specified in the Confirmation on which Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made and (iii) for repurchases of Defective Mortgage Loans under Paragraph 3(h), the Early Repurchase Date; provided that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) (i) for each CL Jumbo Loan purchase Transaction, the date that is fifteen (15) days after the Purchase Date of such Transaction or (ii) for each Transaction of any other type of Purchased Mortgage Loan, the date that is forty-five (45) days after the Purchase Date of such Transaction.

E.             The definition of “Termination Date” in Paragraph 2(a) of the MRA is hereby amended in its entirety to read as follows:

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice to Buyer given at least thirty (30) days prior to such date, (ii) the date of declaration of the Termination Date pursuant to Paragraph 12(b), (iii) the Business Day that Buyer designates as the Termination Date pursuant to Paragraph 11(aa), (iv) the first Business Day that is forty-five (45) days after the closing of the Discover

Financial Transaction and (v) October 28, 2011, as that date may be extended by written agreement of Buyer and Seller.

3.                                      Initiation; Confirmations; Termination

A.            The first sentence of Paragraph 3(a) of the MRA is hereby amended in its entirety to read as follows:

“Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through the CMWF Web prior to the earlier of (i) the date of the closing of the Discover Financial Transaction or (ii) the Termination Date.”

B.            The fourth sentence of Paragraph 3(b) of the MRA is hereby amended in its entirety to read as follows:

“Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction on or after the earlier of (i) the date of the closing of the Discover Financial Transaction or (ii) the Termination Date.”

5.             Accounts; Income Payments

A.            The first grammatical sentence of Paragraph 5(b) of the MRA is hereby amended in its entirety to read as follows:

“Seller shall deposit into the Cash Pledge Account sums sufficient to cause the amount on deposit therein to be at all times an amount equal to (i) $1,500,000 on and after the effective date of Amendment No. 6 to this Master Repurchase Agreement, (ii) $3,000,000 on and after September 1, 2011 and (iii) $4,000,000 on and after the date of the closing of the Discover Financial Transaction (each such sum, herein the “Required Amount”).”

7.             Conditions Precedent

A.            Paragraph 7(b)(v) of the MRA is hereby amended in its entirety to read as follows:

“(v)  this Agreement and each of the other Transaction Documents shall remain in full force and effect, and neither the closing of the Discover Financial Transaction nor the Termination Date shall have occurred;”

11.          Seller’s Covenants.

A.            Paragraph 11(h) of the MRA is hereby amended in its entirety to read as follows:

(h)           Limits on Distributions.   Seller shall not, and shall not permit any of its Subsidiaries to, pay, make or declare or incur any liability to pay, make or declare at any time any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding (each such action, a “Restricted Payment”).  Notwithstanding the foregoing, after the closing of the Discover Financial Transaction, Seller may make Restricted Payments provided (i) no Default or Event of Default shall be continuing and no Default or Event of Default would occur as a result of such payment, and (ii) after giving effect to such Restricted Payment, Seller’s unencumbered Liquidity (which “unencumbered Liquidity”, for this purpose, includes any cash specifically set aside by Seller to pay or cover any loan loss obligations) shall be an aggregate amount equal to the sum of (a) 3% of actual total assets of Seller plus (b) the amount of Seller’s outstanding loan loss obligations as shown on Seller’s most recent balance sheet.

B.            Paragraph 11(m) of the MRA is hereby amended in its entirety to read as follows:

(m)          Limitation on Sale of Assets. Except for a sale of all of the assets of Seller (other than Mortgage Assets, which are the property of Buyer subject to Seller’s absolute obligation to repurchase them pursuant to the terms of this Agreement) to Discover Bank pursuant to the Discover Financial Transaction, Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person; provided, that Seller may, after at least ten (10) days’ prior written notice to Buyer, allow such action with respect to any Subsidiary which is not a material part of  Seller’s overall business operations.

C.            Paragraph 11(x)(ii) of the MRA is hereby amended in its entirety to read as follows:

(ii)           Minimum Adjusted Tangible Net Worth.  Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than $20,000,000.

D.            Paragraph 11(x)(v) of the MRA is hereby amended in its entirety to read as follows:

(v)           Intentionally Omitted.

E.             Paragraph 11(x)(viii) of the MRA is hereby amended in its entirety to read as follows:

(viii)        Net Losses.  Seller shall not permit its net loss before taxes to be greater than $9,500,000 for the calendar quarter ending March 31, 2011, to be greater than $10,700,000 for the calendar quarter ending June 30, 2011, or to be greater than $2,500,000 for any calendar quarter thereafter.

F.             Paragraph 11(aa) of the MRA is hereby amended in its entirety to read as follows:

(aa)         Management Change.  Seller will notify Buyer in writing within thirty (30) days after any of Douglas Lebda (chairman and chief executive officer of the Parent), David Norris (president of the Seller), or Rian Furey (senior vice president, secondary marketing of Seller) shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of the office identified in parentheses following such person’s name (such an occurrence being referred to herein as a “Change in Management”).  If Buyer reasonably disapproves of any Change in Management, Buyer shall give written notice of its disapproval within thirty (30) days after its receipt of Seller’s notice together with Buyer’s recommendations for resolving such Change in Management to Buyer’s satisfaction.  If Seller does not resolve such Change in Management to Buyer’s satisfaction within thirty (30) days after Buyer’s notice of disapproval, Buyer may accelerate the Termination Date by giving written notice of the accelerated Termination Date to Seller.  If any successor satisfactory to Buyer shall have been elected or appointed in connection with a Change in Management, then the name of such successor or successors shall be deemed to have been inserted in place of Douglas Lebda, David Norris, or Rian Furey, as applicable, in this paragraph.  Buyer consents to David Norris and Rian Furey ceasing to hold the offices of  president of the Seller and senior vice president, secondary marketing of Seller, respectively, after the closing of the Discover Financial Transaction, so long as each of David Norris and Rian Furey are engaged by Seller on an ongoing basis to manage the continued operations of Seller and the performance of Seller’s obligations under this Agreement.

Exhibit C

Exhibit C is amended to (i) replace “$25,000,000” with “$20,000,000” in Item II (the “Required Minimum Adjusted Tangible Net Worth”), (ii) replace Item VIII (Net Income) with Item VIII below and (iii) replace Item IX (Net Losses) with Item IX below:

VIII.                        Intentionally Omitted.

IX.                                NET LOSSES (tested each calendar quarter)

Net losses for calendar quarter	$
Maximum permitted	$9,500,000 for the calendar quarter ending March 31, 2011, $10,700,000 for the calendar quarter ending June 30, 2011, $2,500,000 for each calendar quarter after June 30, 2011.

In compliance?	☐ Yes ☐ No

[Signature Page Follows]

As amended hereby, the MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Daniela Aranguren
Daniela Aranguren,
Underwriter

HOME LOAN CENTER, INC.

By:	/s/ Rian Furey
Name:	Rian Furey
Title:	Senior Vice President

[Signature Page to Amendment No. 6 to Master Repurchase Agreement]